SCHEDULE 14A
 (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
 THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant   ☐
Filed by a Party other than the Registrant   ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN FUND, INC. WINTERGREEN PARTNERS FUND, LP WINTERGREEN PARTNERS OFFSHORE MASTER FUND, LTD. WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO EDWARD W. POLLOCK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Wintergreen Advisers, LLC issued the following press release on April 18, 2017.

Egan-Jones Proxy Services Recommends Voting FOR Wintergreen Advisers' Nominees
In Connection with Consolidated-Tomoka Land Annual Meeting

Recommends Voting the Green Proxy Card

April 18, 2017 12:30 PM Eastern Daylight Time

MOUNTAIN LAKES, N.J.--(BUSINESS WIRE)--Wintergreen Advisers, LLC ("Wintergreen") serves as investment adviser to clients who currently own more than 27.2% of Consolidated-Tomoka Land Co. ("CTO" or the "Company", NYSE: CTO) has been notified that Egan-Jones Proxy Services, a leading independent provider of proxy research, voting recommendations and voting services to a variety of institutional investors, has recommended that CTO shareholders vote "FOR" each of the FOUR Wintergreen nominees, and "AGAINST" the "Say on Pay" at CTO's annual meeting on April 26, 2017.

Egan-Jones recommends that all shareholders vote the GREEN proxy card.

Based on its review of publicly available information, Egan-Jones said it believes that voting FOR the Wintergreen nominees is in the best interest of the Company and its shareholders.  In arriving at that conclusion, it has considered the following factors:

1.
"We believe that, Wintergreen, being the largest shareholder of CTO has proven its track record of improving the Company's corporate governance structure and shareholder value creation as demonstrated by the following: declassification of the Board, implementation of majority voting, separation of Chairman and CEO and annual say on pay voting."

2.
"We believe that Wintergreen nominees, if elected, will make significant contributions to the Company as evident in their skills, experience and qualifications. Specifically, we take note of Wintergreen's initiative to a more diverse board by nominating Evan H. Ho, who could be the Company's asset in penetrating the real estate market in China and Chinese investors alike."

3.
"We believe that the Company acted hostile to the dissident shareholders in the process of the negotiation because if not for Wintergreen suing the Company, Wintergreen's slate of nominees would not be considered."

4.
"We believe that the Company's Compensation Committee fell short of its fiduciary duties in designing a competitive and fair compensation package that is commensurate to the Company's performance. As a matter of fact, at the 2016 Annual Meeting, 55% of the shareholders rejected the Company's Say on Pay proposal. Despite of the shareholders' manifestation of dissatisfaction, the Compensation Committee still approved the increase of the CFO and General Counsel's base salary, and even granted bonus payouts to the executives."

Egan-Jones recommends that clients vote FOR ALL Wintergreen's nominees on the GREEN proxy card

IT IS TIME FOR CHANGE AT CTO

We appreciate your support
Please vote the GREEN proxy card
Visit http://www.EnhanceCTO.com for more information about this proxy solicitation

ADDITIONAL INFORMATION

The participants in the proxy solicitation are Wintergreen Fund, Inc., Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour, Evan H. Ho and Edward W. Pollock.

WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement is available at no charge on the SEC's website at http://www.sec.gov. In addition, Morrow Sodali LLC will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:

Morrow Sodali LLC
Toll Free: 800‐662‐5200
Banks and Brokerage Firms Call Collect: 203‐658‐9400

About Wintergreen Advisers
Established in 2005 by Liz Cohernour and David J. Winters, Wintergreen is an independent global money manager that employs a research-driven value style in managing global securities. As of March 31, 2017, Wintergreen Advisers had approximately $550 million under management on behalf of individuals and institutions through its mutual fund and other clients, and is based in Mountain Lakes, New Jersey.

For further information on Wintergreen Advisers, please call 973-263-4500 or visit www.wintergreenadvisers.com. For information, forms and documents regarding our U.S. mutual fund, please visit www.wintergreenfund.com.

For more information:
John McInerney
Makovsky
jmcinerney@makovsky.com
(212) 508-9628

Wintergreen Advisers, LLC
973-263-4500
press@wintergreenadvisers.com
Follow Wintergreen Advisers on Twitter: @WintergreenAdv